CONTRATO DE ARRENDAMIENTO

Conste por el presente contrato, uno de Arrendamiento, que celebran de una parte,

1.- **MIGUEL ÁNGEL TESTINO COZ,** identificado con DNI No. 09295593, de nacionalidad peruana, con domicilio en la Avenida Arequipa No. 2450 Dpto 702 - Lince, y don **JORGE GUILLERMO FERNANDEZ CORNEJO CORTES** identificado con DNI No. 06451601, de nacionalidad peruana, con domicilio en la Avenida Miró Quesada No. 576 Dpto. 301 - San Isidro, a quienes en adelante se les denominará **LOS ARRENDADORES;** y

2.- **NORSEMONT PERU S.A.C.** con RUC No 20511165181 debidamente representada por su Gerente General Robert Baxter, identificado con C.E No. 000411020, según poder inscrito en el Asiento C 0001 de la partida No.11769292 del Registro de Personas Jurídicas de Lima, domiciliados ambos para estos efectos en Arístides Aljovín No. 431 – Miraflores, a quienes en adelante se les denominará **LOS ARRENDATARIOS;** en los términos y condiciones siguientes

DE LOS ANTECEDENTES DOMINIALES

PRIMERO: LOS ARRENDADORES son propietarios del siguiente inmueble:

Avenida Jorge Basadre Nos 880 - 898 Distrito de San Isidro, Provincia y Departamento de Lima, cuyo dominio corre inscrito en la partida electrónica No. 41489367 del Registro de Predios (antes Registro de Propiedad Inmueble) de Lima.

El inmueble materia de arriendo cuenta con una zonificación RDM.

Este contrato tendrá como condición suspensiva la aprobación de la solicitud de licencia de funcionamiento, que solicitaran **LOS ARRENDADORES.**

DEL OBJETO DEL CONTRATO

SEGUNDO: Por el presente documento, **LOS ARRENDADORES** dan en arrendamiento a favor de **LOS ARRENDATARIOS** el inmueble descrito en la cláusula primera del presente contrato.

DEL PLAZO DE VIGENCIA

TERCERO: El plazo de vigencia del presente contrato es de cuarenta y ocho (48) meses forzosos, entrando en vigencia el 01 de Junio del 2007 y finalizando el 31 de Mayo del 2011.

El presente contrato, vencerá en forma indefectible en la fecha antes señalada, sin necesidad de requerimiento previo alguno de parte de **LOS ARRENDADORES.** En consecuencia, si a su vencimiento, no mediare

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requerimiento de entrega del bien de parte de **LOS ARRENDADORES** no se entenderá la prórroga ni la renovación tácita del contrato sino la continuación del mismo bajo las mismas estipulaciones que el vencido hasta que **LOS ARRENDADORES** le pongan fin.

En cualquier caso de renovación ó prórroga, ella deberá ser expresamente pactada y convenida por acuerdo de ambas partes.

DE LA MERCED CONDUCTIVA

CUARTO: La merced conductiva mensual que **LOS ARRENDATARIOS** abonarán a **LOS ARRENDADORES** será de US $ 3,360.00 (Tres Mil Trescientos Sesenta y 00/100 Dólares Americanos) los que deberán ser cancelados dentro de los primeros cinco (05) días de cada mes

Las partes acuerdan que el monto de la merced conductiva se incrementará en un cinco (05) por ciento (%) a partir del tercer año, siendo en adelante la suma de US $ 3,528.00 (Tres Mil Quinientos Veintiocho y 00/100 Dólares Americanos) por cada mes.

Asimismo las partes dejan constancia que LOS ARRENDATARIOS al hacer efectivo el pago de la merced conductiva simultáneamente LOS ARRENDADORES les harán entrega del recibo por arrendamiento expedido por la SUNAT

DE LA PENALIDAD

QUINTO: Las partes acuerdan que, si **LOS ARRENDATARIOS** no cumplieran con entregar desocupado el inmueble a **LOS ARRENDADORES** a su vencimiento o de la fecha en que se le ponga fin al mismo, abonarán la suma de US $ 6,720.00 (Seis Mil Setecientos Veinte y 00/100 Dólares Americanos) por cada mes o fracción de mes que demore la entrega, por concepto de indemnización.

USO DEL BIEN

SEXTO: El uso del bien materia de arriendo será exclusivamente para oficinas administrativas.

DE LAS MEJORAS

SEPTIMO: LOS ARRENDATARIOS podrán introducir instalaciones removibles o provisionales para el desarrollo del negocio que conduzcan. Cualquier mejora no removible que se introduzca en el inmueble quedará a favor de **LOS ARRENDADORES.**

DE LAS PROHIBICIONES

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OCTAVO: LOS ARRENDATARIOS, no podrán ceder, traspasar, ni sub-arrendar los inmuebles materia del presente contrato, sin el consentimiento expreso de **LOS ARRENDADORES.**

DE LOS IMPUESTOS, TRIBUTOS Y SERVICIOS

NOVENO: Sera de cuenta de **LOS ARRENDADORES,** el pago de los tributos que gravan la propiedad, como el impuesto predial. Serán de cuenta de **LOS ARRENDATARIOS,** el pago de los arbitrios municipales y servicios públicos, esto es el agua y la luz, generados durante la ocupación del inmueble.

DE LA ESCRITURIZACION

DECIMO: En caso que alguna de las partes deseara elevar a escritura pública el presente contrato e inscribirlo en el registro de predios, deberá comunicarlo a la otra parte y asumir los costos que ello genere.

DEL DOMICILIO

UNDECIMO: Ambas partes declaran como sus domicilios los señalados en la parte introductoria. Cualquier modificación ó cambio de los mismos, deberá ser puestos en conocimiento de la otra parte con una anticipación de 15 días calendario; por lo que cualquier comunicación, notificación y/ o requerimiento que sea formulado sin haberse cumplido con dicho requisito, no se tendrá por válido para todos sus efectos.

No obstante, las notificaciones, comunicaciones y/ o requerimientos que sean cursados a **LOS ARRENDATARIOS,** podrán efectuarse indistintamente al domicilio para notificaciones consignado en la introducción o en los inmueble materia de arrendamiento, siendo cualquiera de ellas válidas para todos sus efectos.

DE LA RENUNCIA

DECIMO SEGUNDO: Ambas partes hacen expresa renuncia al fuero de sus domicilios y se someten a la jurisdicción de los Jueces y Tribunales del distrito judicial del Cercado de Lima, para cualquier caso de controversia y/ o ejecución del presente contrato.

APLICACION SUPLETORIA

DECIMO TERCERO: Para todo lo que no se hubiera establecido expresamente en este contrato, será de aplicación las disposiciones sobre al arrendamiento de inmuebles contenidas en los artículos 1666° y siguientes del Código Civil.

DE LA GARANTIA

DECIMO CUARTA: LOS ARRENDATARIOS entregarán a la firma del presente contrato a **LOS ARRENDADORES** la suma de US $ 6,720.00 (Seis Mil Setecientos Veinte y 00/100 Dólares Americanos) por concepto de garantía,

por la correcta y adecuada conducción del local y para responder por cualquier daño que en él se origine por causa atribuible a **LOS ARRENDATARIOS.**

Queda convenido que en el supuesto que se acredite fehacientemente que el daño ocasionado supera el valor de la garantía, **LOS ARRENDATARIOS** asumirá tal exceso.

La garantía depositada será devuelta a **LOS ARRENDATARIOS** a la conclusión del arrendamiento, contra la devolución y previa verificación de su estado por parte de **LOS ARRENDADORES,** sin que genere interés alguno.

PRIMERA CLAUSULA ADICIONAL: Las partes acuerdan que, **LOS ARRENDATARIOS** al momento de suscribir el presente contrato harán entrega a **LOS ARRENDADORES** el importe correspondiente al primer mes de alquiler por US $ 3,360.00 (Tres Mil Trescientos Sesenta y 001100 Dólares Americanos) y **LOS ARRENDADORES** se obligan a entregar el comprobante de pago correspondiente

Finalmente, las partes conformes con los términos de este contrato, suscriben en señal de aceptación, en la ciudad de Lima, a los **veintiséis** días del mes de **Abril** del **2007.**

NORSEMONT PERU S.A.C
Robert Baxter

MIGUEL ANGEL TESTINO COZ
DNI No. 09295593

JORGE GUILLERMO FERNANDEZ CORNEJO CORTES
DNI No 06451601